Exhibit 99.1

FOR IMMEDIATE RELEASE

Apogee Press Contact: Stephanie Mayo Shelton 972-239-5119, ext 139 smayo@sheltongroup.com	Apogee Investor Contact: John Gitelman Apogee Technology 781-948-0149 jgitelman@apogeeddx.com

APOGEE TECHNOLOGY
RETAINS NEW ACCOUNTING FIRM

NORWOOD, Mass. (May 4, 2005) — Apogee Technology, Inc. (AMEX: ATA), a global provider of integrated circuits and silicon-based devices for consumer, automotive and industrial applications, today announced the retention of the accounting firm of Miller Wachman LLP as its new independent auditors.

Miller Wachman LLP is a Boston-based full service accounting firm, specializing in audits, accounting and taxation as well as many related areas.  It has been operating since 1969, when it was created by the merger of the George Miller and Abraham Wachman firms, each of which dates back to the 1930’s.  It is a member of HLB International, a worldwide organization of accounting firms and business advisors with 430 offices in 100 countries.

Mr. Herbert Stein, Chairman and Chief Executive Officer of Apogee Technology, Inc., stated, “With the retention of Miller Wachman to complete the audits of our financial statements for our fiscal years ended December 31, 2003 and 2004 and to assist us in the preparation and filing of our complete Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, we are confident that the issues with respect to our financial statement filings will be resolved in a timely manner.  Today we are also submitting to the American Stock Exchange (the “Exchange”) our proposed plan to regain compliance with the Exchange’s listing rules regarding periodic filings, specifying measures that we have taken and will take in order to achieve full compliance on or before June 15, 2005.  At the same time, we are continuing to move forward with all of the Company’s business opportunities.”

About Apogee Technology, Inc.

Apogee Technology is a fabless semiconductor company that designs, develops and markets silicon based products that incorporate proprietary technologies.  The Company’s patented all-digital, high efficiency Direct Digital Amplification (DDX®) ICs have been used by over 20 major consumer electronic brands in a wide range of audio products.  The company is developing new System-on-Chip (SOC) products using its analog and digital circuit designs and Micro-Electromechanical Systems (MEMS) technology for the consumer, automotive, communications and medical markets.  The Company operates a worldwide marketing and sales organization and has offices in the US, Hong Kong and Japan.  For more information please visit our web site at: http://www.apogeeddx.com.

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DDX® is a registered trademark of Apogee Technology, Inc.  All other product names noted herein may be trademarks of their respective holders.  Certain statements made herein such as, but not limited to those statements with respect to the Company’s ability to retain new independent registered public accountants and complete the audit of its financial statements for fiscal years 2003 and 2004 by June 15, 2005, and those sections that use the words “anticipate”, “hope”, “estimate”, “project”, “intend”, “plan”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those that may be expressed or implied.  Please refer to the Company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.